UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 11, 2011

NORTEL NETWORKS CORPORATION

(Exact name of registrant as specified in its charter)

CANADA	001-07260	98-0535482
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5945 AIRPORT ROAD, SUITE 360, MISSISSAUGA, ONTARIO, CANADA		L4V 1R9
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code 905-863-7000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On July 11, 2011, Nortel Networks Corporation (NNC), its principal operating subsidiary Nortel Networks Limited (NNL), and certain of its other subsidiaries including Nortel Networks Inc. (NNI) obtained orders from the United States Bankruptcy Court for the District of Delaware and the Ontario Superior Court of Justice at a joint hearing approving the sale agreement with a consortium consisting of Apple, EMC, Ericsson, Microsoft, Research in Motion and Sony (together, the “Buyers”) for the sale of all of Nortel’s remaining patents and patent applications. Under the sale agreement, the Buyers will pay a cash purchase price of US$4.5 billion.

As announced on June 30, 2011, the sale includes more than 6,000 patents and patent applications spanning wireless, wireless 4G, data networking, optical, voice, internet, semiconductors and other patents. The extensive patent portfolio touches nearly every aspect of telecommunications and additional markets as well, including Internet search and social networking. Nortel is working diligently with the Buyers to close the sale in the third quarter of 2011.

As previously announced, NNC does not expect that its common shareholders or the preferred shareholders of NNL will receive any value from Nortel’s creditor protection proceedings and expects that the proceedings will result in the cancellation of these equity interests.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTEL NETWORKS CORPORATION

By:	/S/ ANNA VENTRESCA
General Counsel - Corporate and Corporate Secretary

By:	/S/ CLARKE E. GLASPELL
Clarke E. Glaspell Controller

Dated: July 12, 2011